PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated December 12, 1997,                Registration No. 333-38111
As Supplemented to Date

                             CAREMATRIX CORPORATION

                                 300,000 Shares
                     Common Stock, Par Value $.05 Per Share

         The Prospectus is hereby supplemented on page 10 by deleting the figure under the column headed "Exercise Price of the Warrant Per Share" for Jane C. Carroll, Arnold B. Chace, Jr., individually, A.B. Chace, Jr. and M.G. Chace, III, as Trustees, A.B. Chace, Jr. and William Nolen, as Trustees, Malcolm G. Chace, III, individually, Malcolm G. Chace, III and Edith G. Thayer, as Trustees, and Elizabeth C.G. Emmet, and inserting in lieu thereof "$17.40".

          The date of this Prospectus Supplement is January 21, 1998